As filed with the Securities and Exchange Commission on May 1, 2018

Registration No. 333‑212482

Registration No. 333‑207020

Registration No. 333‑199630

Registration No. 333‑143041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑212482

Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑207020

Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑199630

Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑143041

FORM S‑8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANS WORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	545 Fifth Avenue, Suite 940 New York, New York 10017	13‑3738518
(State or other jurisdiction of incorporation)	(Address of Principal Executive Offices including Zip Code)	(IRS Employer Identification No.)

TRANS WORLD CORPORATION 2014 EQUITY INCENTIVE PLAN

TRANS WORLD CORPORATION 2006 DEFERRED COMPENSATION PLAN

TRANS WORLD CORPORATION 2004 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Rami S. Ramadan

President and Chief Executive Officer

Trans World Corporation

545 Fifth Avenue, Suite 940

New York, New York 10017

(Name and Address of Agent for Service)

(212) 983‑3355

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Koeppel, Esq.

Law Offices of Kirk Halpin & Associates, P.A.

6100 Day Long Lane, Suite 100

Clarksville, Maryland 21029

(410) 531‑1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S‑8 (collectively, the “Registration Statements”) filed by Trans World Corporation (“TWC”) with the Securities and Exchange Commission:

1.	Registration No. 333‑212482, filed on July 12, 2016, relating to the Trans World Corporation 2014 Equity Incentive Plan (“Equity Incentive Plan”).
2.	Registration No. 333‑207020, filed on September 18, 2015, relating to the Trans World Corporation 2006 Deferred Compensation Plan (“Deferred Comp Plan”).
3.	Registration No. 333‑199630, filed on October 28, 2014, relating to the Equity Incentive Plan
4.	Registration No. 333‑143041, filed on May 17, 2007, relating to the Trans World Corporation 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”).

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 2, 2018, by and among FEC Overseas Investment (UK) Limited, a limited company formed under the laws of the United Kingdom (“Parent”), FEC Investment (US) Limited, a Nevada corporation and wholly-owned subsidiary of Parent, TWC, and solely for purposes of Section 8.12 of the Merger Agreement, Far East Consortium International Limited,  TWC became, as of the effective time of the Merger Agreement, a wholly-owned subsidiary of Parent. The effective time of the Merger Agreement was on April 30, 2018.

As a result of the transaction contemplated by the Merger Agreement, TWC has terminated all offerings of its Common Stock, $0.001 par value per share, and the 2004 Equity Incentive Plan,  the Deferred Comp Plan and the Equity Incentive Plan have terminated all offerings of plan interests, pursuant to the Registration Statements, and TWC hereby removes and withdraws from registration all such securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of May, 2018.

TRANS WORLD CORPORATION (REGISTRANT)

By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President/Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statements on Form S‑8 on behalf of Trans World Corporation.